Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of August 27, 2015, by and between Bob Evans Farms, Inc., a Delaware corporation (the “Company”), and Douglas N. Benham (the “Executive”).

WHEREAS, the Company desires to retain the Executive to serve as the Company’s Executive Chair and the Executive desires to serve and be so employed by the Company; and

WHEREAS, the Company and the Executive wish to establish the terms of the Executive’s employment with the Company, the financial obligations of the Company to the Executive and to specify certain rights, responsibilities and duties of the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive as the Company’s Executive Chair upon the terms and conditions hereinafter set forth. The Board of Directors of the Company (the “Board”) agrees to continue to nominate the Executive for election as a member of the Board and to recommend that the Company’s stockholders elect the Executive as a member of the Board for and during the Term.

2. Duties; Exclusive Services; Office Space and Travel.

a. During the Term and subject to the terms and conditions of this Agreement, the Executive shall (i) serve as, and have the title of, the Company’s Executive Chair, exercising the authority of the Company’s Chief Executive Officer until such time as the Company hires a Chief Executive Officer, following which Executive shall provide expertise, insight and guidance in support of the Chief Executive Officer and related assistance in furtherance of a smooth transition, (ii) report to the Board and perform such duties and responsibilities as may be prescribed from time to time by the Board, (iii) if elected, serve as a member of the Board, (iv) perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities, and devote such time to the Company as is necessary to fulfill his duties hereunder, (v) comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, procedures and rules as may be issued from time to time by the Company and all federal, state and local statutes, regulatory and public ordinances governing the performance of his duties hereunder, and (vi) not engage in any other business activity, whether or not for gain, profit or other pecuniary advantage, that in the reasonable judgment of the Board could interfere with the performance of Executive’s obligations under this Agreement.

b. Notwithstanding anything to the contrary contained in this Agreement, it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and industry or professional activities (including, without limitation, serving on the board of directors of not-for-profit entities), (ii) manage personal business interests and investments, (iii) continue to own less than 2% of a certain business previously identified to the Board, or (iv) continue to serve as an employee/consultant for DNB Advisors, provided that DNB does not provide consulting services to any company (other than those that Executive has most recently prior to the date hereof disclosed to the Company as recipients of advice from DNB Advisors) without the prior approval of the Board (or applicable committee thereof), such approval not to be unreasonably withheld or delayed, so long as such activities in (i), (ii) or (iv) do not interfere with the performance of Executive’s obligations under this Agreement. Executive may not, without the prior approval of the Board (or applicable committee thereof), such approval not to be unreasonably withheld or delayed, serve on the board of directors (or other governing or advisory body) of any other for profit corporation or entity; provided, however, that Executive may continue to serve on any such governing or advisory body on which he serves on the date of this Agreement.

c. Executive will be based in Atlanta, Georgia and Charleston, South Carolina and shall not be required to travel more than an average of eight days per month.

3. Term. Subject to earlier termination as hereinafter provided, this Agreement shall commence on August 27, 2015 (the “Effective Date”) and shall continue through the earlier of (a) the date of the Company’s 2017 annual meeting of stockholders, and (b) September 1, 2017 (the “Term”). With respect to Board service following the Term, the Company acknowledges that a person that has served (but is no longer serving) as Executive Chair may be renominated to the Board notwithstanding that his or her service as Executive Chair may, under the circumstances, prevent that person from being considered independent.

4. Compensation.

a. Subject to the terms and conditions of this Agreement, during the Term and as compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

i. Base Salary. The Executive’s annual base salary is five Hundred Thousand Dollars ($500,000.00) (the “Base Salary”), and shall be payable in 26 equal bi-weekly installments or, if different, the Company’s regular payroll schedule, prorated for any partial employment month.

ii. Grant of Restricted Stock Units. On September 4, 2015, the Executive shall be granted an award of restricted stock units (the “RSU Award”) corresponding to 21,000 shares of common stock of the Company (“Company Shares”). The RSU Award will vest (A) with respect to 9,500 Company Shares on the earlier of (I) the date of the Company’s 2016 annual meeting of stockholders, and (II) September 1, 2016 (“Tranche 1 RSUs”), and (B) with respect to 11,500 Company Shares on the earlier of (I) the date of the Company’s 2017 annual meeting of stockholders, and (II) September 1, 2017 (“Tranche 2 RSUs”), subject, in each case, to Executive’s continued employment with the Company through the applicable vesting date.

iii. No Other Compensation. Executive will not be eligible for any other compensation during the Term in connection with his employment as Executive Chair or his service on the Board, except as set forth above. For the avoidance of doubt, Executive will not be required to forfeit any compensation paid or equity awards granted prior to the Effective Date.

b. Recoupment Policy. Notwithstanding any other provision of this Agreement to the contrary, the Executive is subject to the Bob Evans Farms, Inc. Executive Compensation Recoupment Policy, as amended from time to time (the “Recoupment Policy”). In the event of any conflict between this Agreement and the terms of the Recoupment Policy, the terms of the Recoupment Policy shall control.

5. Reimbursement of Expenses. Business Expense Reimbursements. Subject to such rules and procedures as from time to time are specified by the Company and in accordance with the Company’s expense reimbursement policy applicable to directors as in effect on the date of this Agreement, the Company shall reimburse the Executive for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement (in a manner that ensures that the Executive bears no cost, fee or tax as a result of such expenses). To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term (including any reimbursements under this Section 5 or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, then such amount shall be reimbursed in accordance with Treasury Regulation section 1.409A-3(i)(1)(iv), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

6. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the Term and thereafter, the Executive covenants and agrees as follows:

a. He shall use his best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including but not limited to financial information, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

b. He shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and

c. He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

d. All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, in whatever form, format or medium, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board, or, at the option of the Company, he may destroy all such material and certify such destruction in writing to the Company within ten (10) days following the termination of his employment or such request by the Company.

e. The covenants set forth in this Section 6 shall continue to be binding upon the Executive notwithstanding the termination of his employment with the Company for any reason whatsoever. It is expressly agreed that (i) the remedy at law for the breach of this Section 6 is inadequate, (ii) injunctive relief and specific performance shall be available without the necessity of posting bond or other security to prevent the breach, or any threatened breach, thereof and (iii) the Company may seek such relief in any court of competent jurisdiction. For purposes of this Section 6, any reference to the Company shall include the Company and any of its affiliated entities.

7. Termination of Employment. Any reference to the Executive’s “Separation from Service” or “Separate from Service” shall have the same meaning as provided in Treasury Regulation section 1.409A-1(h). The Executive’s employment with the Company may be terminated as follows:

a. Death of the Executive. The Executive’s employment hereunder will terminate upon his death, and the Executive’s beneficiary will be entitled to (i) any Base Salary that is accrued but unpaid, (ii) any business expenses that are unreimbursed, all, as of the date of termination of employment, and (iii) (A) if Executive’s death occurs prior to the vesting of the Tranche 1 Units, immediate vesting and settlement of the Tranche 1 Units, and (B) if the Executive’s death occurs after the vesting of the Tranche 1 Units and before the vesting of the Tranche 2 Units, immediate vesting and settlement of the Tranche 2 Units. In the absence of a beneficiary designation by the Executive, or if the Executive’s designated beneficiary does not survive him, payments and benefits described in this subsection will be paid to the Executive’s estate. All payments due under this Section 7(a) shall be made within thirty (30) days after the date of the Executive’s death.

b. Disability. The Executive’s employment hereunder may be terminated by the Company in the event of his Disability upon not less than thirty (30) days prior written notice to the Executive. For purposes of this Agreement, “Disability” or “Disabled” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. During any period that the Executive fails to perform his duties hereunder as a result of a Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period commencing on the date the Executive is determined to be Disabled until his employment is terminated pursuant to this subsection; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive under any “bona fide disability benefit plan” as such term is defined in Treasury Regulation section 1.409A-1(a)(5), with any such offset being made in accordance with Treasury Regulation section 1.409A-3(i)(1)(ii). In the event that the Company elects to terminate the Executive’s employment pursuant to this subsection, the Executive will be entitled to (i) any Base Salary that is accrued but unpaid, (ii) any business expenses that are unreimbursed, all, as of the date of termination of employment, and (iii) (A) if the date of termination occurs prior to the vesting of the Tranche 1 Units, immediate vesting and settlement of the Tranche 1 Units, and (B) if the date of termination occurs after the vesting of the Tranche 1 Units and before the vesting of the Tranche 2 Units, immediate vesting and settlement of the Tranche 2 Units. Any payments of Base Salary during the Disability Period shall be made in accordance with the payroll procedures described in Section 4(a)(i) of this Agreement. Any payments due under this Section 7(b) shall be made within thirty (30) days after the date of the Executive’s termination of employment and the settlement of any portion of the RSU Award shall occur on the sixtieth (60th) day following Executive’s termination of employment.

c. Termination of Employment for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” For purposes of this Agreement, the following shall constitute “Cause”: (i) indictment for, conviction of, or pleading guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) commission of a willful and material act of dishonesty involving the Company or any of its subsidiaries; (iii) breach of the Company’s policies or procedures that causes material harm to the Company or its business reputation; (iv) willful misconduct which causes material harm to the Company or its subsidiaries or affiliates or their business reputation; or (v) willful and continued failure to perform duties (except due to mental or physical incapacity), and such breach is not cured, to the extent curable, in the Company’s good faith belief within five (5) business days after Executive’s receipt of written notice on behalf of the Board. In the event that the Company terminates the Executive’s employment for Cause, the Executive will be entitled to no further payments or benefits hereunder other than any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all, as of the date of termination of employment. All payments due under Section 7(c) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

d. Termination Without Cause or for Good Reason. The Company may terminate the Executive’s employment for any reason upon written notice to the Executive. If the Executive’s employment is involuntarily terminated by the Company for any reason other than the reasons set forth in paragraphs (a), (b) or (c) of this Section 7 or if the Executive terminates his employment with the Company for Good Reason, the Executive will be entitled to the following payments and benefits:

i. Any Base Salary that is accrued but unpaid and business expenses that are unreimbursed as of the date of termination of employment which payment shall be due within thirty (30) days after the date of the Executive’s termination of employment;

ii. Payment in a lump sum, within sixty (60) days following the date of his Separation from Service, of the amount of any portion of the Executive’s Base Salary for the period from the date of termination through the end of the Term; and

iv. Accelerated vesting and settlement, within sixty (60) days following the date of his Separation from Service, of any unvested portion of the RSU Award.

For purposes of this Agreement, “Good Reason” shall mean a material diminution in Executive’s duties, authorities or responsibilities as Executive Chair, other than as a result of the assignment of such duties, authorities or responsibilities to a Chief Executive Officer of the Company; provided, however, that the failure of stockholders to elect Executive to the Board shall not constitute Good Reason so long as there is no material diminution in Executive’s duties, authorities or responsibilities as Executive Chair, and provided further, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of the Good Reason event within ten (10) days of such occurrence, (B) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (C) the termination of employment occurs within forty-five (45) days after the occurrence of the applicable Good Reason event

e. Voluntary Termination by the Executive. The Executive may resign and terminate his employment with the Company without Good Reason upon not less than sixty (60) days prior written notice to the Company. In the event that the Executive so terminates his employment pursuant to this Section 7(e), the Executive will be entitled to any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all, as of the date of termination of employment. All payments due under Section 7(e)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

f. No Duplication of Severance Benefits. Except as specifically provided for herein, the payments provided for in this Section 7 of this Agreement are in lieu of and supersede any severance or termination benefits to which the Executive might otherwise be entitled, and there will be no duplication of payments or benefits made under this Agreement and any other agreement with, or plan, policy, or program maintained by, the Company.

g. Certain Delays in Payment if the Executive is a Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the date of his Separation from Service and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided for (or begin to be paid or provided for) until the first business day of the seventh month following the date of the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided for during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).

h. Conditions to Payment and Benefits. Except as required under applicable law, the obligation of the Company to make payments (other than Base Salary earned by the Executive prior to his separation from employment and payment for any unreimbursed business expenses) and to provide for accelerated vesting and settlement of the RSU Award after his termination of employment under Section 7(b) or Section 7(d) is expressly conditioned on (i) the Executive’s timely execution, without revocation, of a release of claims in a form reasonably satisfactory to the Company prior to the first date that payment/settlement is to occur and (ii) the Executive’s continued full performance of his obligations under Section 6. With respect to any payments or other benefits payable to the Executive after his termination of employment that are subject to Code Section 409A, to the extent that the period during which the Executive may execute, without revocation, a release of claims as set forth in this Section 7(h) begins in one taxable year of the Executive and ends in a second taxable year of the Executive, such payments/settlement shall not be made until the second taxable year of the Executive, regardless of when the Executive executes the release. The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided for during such postponement period due to the application of this Section 7(h).

i. Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for Cause, unless otherwise requested by the Board, the Executive shall immediately resign as of the date of termination from the Board. The Executive hereby agrees to execute any and all documentation to effectuate such resignation upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

8. Arbitration of Disputes. Except for disputes and claims arising out of or relating to Section 6 of this Agreement, disputes or controversies arising out of or relating to this Agreement, including the basis on which the Executive is terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and non-appealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Company and the Executive. If the Executive and the Company fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Columbus, Ohio. The Company will pay (or reimburse the Executive) for arbitration filing fees, but the Company and the Executive will each bear its/his other fees and expenses incurred in connection with the arbitration proceedings unless otherwise awarded by the arbitrator(s). To the extent that the reimbursement of fees during the term of Executive’s employment under this Agreement (including any reimbursements under this Section 8) or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, then such amount shall be reimbursed in accordance with Treasury Regulation section 1.409A-3(i)(1)(iv), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

9. Representation and Warranty. The Executive represents and warrants to the Company that no existing covenant, restriction, or other obligation restricts or limits in any way the Executive’s ability to enter into this Agreement and to perform his duties hereunder.

10. Notices. Any notices to be given hereunder by either party to the other may be effected and shall be deemed to have been given when delivered personally in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

a.	If to the Company:

Bob Evans Farms, Inc.

8111 Smiths Mill Road

New Albany, Ohio 43054

Attn: General Counsel — Legal Department

b.	If to the Executive, to the address on file with the Company.

Either party may change its address for notice by giving notice in accordance with the terms of this Section 10.

11. General Provisions.

a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c. Entire Agreement. This Agreement and the Recoupment Policy and any governing award agreements, grant notices, and plan documents referenced herein together set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Company.

e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f. Headings. Headings of the sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Agreement.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

h. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

i. Section 409A. This Agreement shall be interpreted and administered in compliance with Code Section 409A, to the extent applicable. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:

/s/ Douglas N. Benham
Douglas N. Benham

BOB EVANS FARMS, INC.

By:	/s/ Paul S. Williams

Paul S. Williams
Chair, Compensation Committee of the Board of Directors